EXHIBIT 5.1

Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511 www.szaferman.com	Arnold C. Lakind
Barry D. Szaferman
Jeffrey P. Blumstein
Steven Blader
Brian G. Paul+
Craig J. Hubert++
Michael R. Paglione*
Lionel J. Frank**
Jeffrey K. Epstein+
Stuart A. Tucker
Scott P. Borsack***
Daniel S. Sweetser*
Robert E. Lytle
Janine G. Bauer***
Daniel J. Graziano Jr.
Nathan M. Edelstein**
Bruce M. Sattin***
Gregg E. Jaclin**
Robert P. Panzer
Of Counsel
Stephen Skillman
Linda R. Feinberg
Paul T. Koenig, Jr.
Robert A. Gladstone
Janine Danks Fox*
Richard A. Catalina Jr.*†
Eric M. Stein**
Robert G. Stevens Jr.**
Michael D. Brottman**
Benjamin T. Branche*
Lindsey Moskowitz Medvin**
Mark A. Fisher
Robert L. Lakind***
Thomas J. Manzo**
Melissa A. Chimbangu
Jamie Yi Wang#
Bella Zaslavsky**
Kathleen O’Brien
Steven A. Lipstein**
Yarona Y. Liang#
Brian A. Heyesey

ACE Consulting Management, Inc. 923 E. Valley Blvd, Suite 103B San Gabriel, CA 91776 Attention: Mr. Alex Jen, CEO	June 16, 2014	+Certified Matrimonial Attorney ++Certified Civil and Criminal Trial Attorney *NJ & PA Bars **NJ & NY Bars ***NJ, NY & PA Bars #NY Bar †U.S. Patent & Trademark Office

Re: ACE Consulting Management, Inc.

Dear Mr. Jen:

You have advised us that ACE Consulting Management, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Post-Effective Amendment on Form S-1 (the “Registration Statement”) with respect to 3,414,360 shares of common stock, to be sold by the selling shareholders (the “Selling Shareholders”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. We are of the opinion that the 3,414,360 shares of common stock to be sold by the Selling Shareholders have been duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Experts” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Szaferman Lakind Blumstein & Blader, PC
Szaferman Lakind Blumstein & Blader, PC